Exhibit 4.4

[FACE OF NOTE]

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for Notes in definitive registered form, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

REGISTERED NO. ETN-16	$25,000,000 CUSIP: 22539T399 ISIN: US22539T3995

CREDIT SUISSE AG

Credit Suisse X-Links Multi-Asset High Income Exchange Traded Notes (ETNs)

due September 28, 2035

CREDIT SUISSE AG, a corporation organized under the laws of, and duly licensed as a bank in, Switzerland (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), acting through its Nassau branch (the “Branch”), for value received, hereby promises to pay to Cede & Co., or registered assigns, at the office or agency of the Company in New York, New York, the Cash Settlement Amount (as defined on the reverse hereof) on the Maturity Date (as defined on the reverse hereof), in the coin or currency of the United States.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. All capitalized terms used herein but not otherwise defined shall have the meaning assigned to them in the Indenture (as defined on the reverse hereof).

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee (as defined on the reverse hereof) under the Indenture referred to on the reverse hereof.

1

IN WITNESS WHEREOF, the Company, acting through the Branch, has caused this Note to be duly executed.

CREDIT SUISSE AG,
acting through its Nassau branch

By:
Name:
Title: Authorized Signatory

By:
Name:
Title: Authorized Signatory

2

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: October 2, 2015

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Signatory

3

[REVERSE OF NOTE]

CREDIT SUISSE AG

Credit Suisse X-Links Multi-Asset High Income Exchange Traded Notes (ETNs)

due September 28, 2035

This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (the “Securities”), all issued or to be issued under and pursuant to a senior indenture, dated as of March 29, 2007, between the Company and The Bank of New York Mellon (the “Trustee”), to which indenture and all indentures supplemental thereto (collectively, the “Indenture”) reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, and the registered holder (the “Holder”) of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture.

This Note (the “Note”) is one of a series designated as the Credit Suisse X-Links Multi-Asset High Income Exchange Traded Notes (the “ETNs”) due September 28, 2035.

This Note is issuable only in registered form without coupons in minimum denominations of $25.00 and any integral multiples of $25.00 in excess thereof at the office or agency of the Company in the Borough of Manhattan, The City of New York, in the manner and subject to the limitations provided in the Indenture.

Coupon Payment

On each Coupon Payment Date, for each ETN held on the applicable Coupon Record Date, the Holder of this Note will be entitled to receive a cash payment equal to the excess, if any, of the Reference Distribution Amount over the Accrued Tracking Fee, each calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).

To the extent the Reference Distribution Amount on any Coupon Valuation Date is less than the Accrued Tracking Fee on such Coupon Valuation Date, there will be no Coupon Amount payment made on the corresponding Coupon Payment Date, and an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount (the “Tracking Fee Shortfall”) will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for such Coupon Valuation Date. The final Coupon Amount may be included in the Cash Settlement Amount or the Call Settlement Amount.

The “Coupon Payment Date” means the fifteenth (15th) Business Day following each Coupon Valuation Date, provided that a scheduled Coupon Payment Date corresponding to the Coupon Valuation Date immediately preceding the Final Valuation Date or the Call Valuation Date may be the Maturity Date or the Call Settlement Date, as applicable, subject to adjustment. The initial Coupon Payment Date will be November 23, 2015.

If the Call Settlement Date or the Maturity Date occurs prior to a scheduled Coupon Payment Date for which the Coupon Amount has been determined but not yet paid, instead of such Coupon Amount being paid on the regularly scheduled Coupon Payment Date, such Coupon Amount will be paid on either (i) the Maturity Date; or (ii) the Call Settlement Date if, as of the corresponding Final Valuation Date or Call Valuation Date, as applicable, the Ex-Date with respect to such Coupon Amount has occurred. In such case, such Coupon Amount will be included in the Cash Settlement Amount or Call Settlement Amount as applicable.

The “Coupon Record Date” means the ninth (9th) Business Day following each Coupon Valuation Date.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Trading Day on which the ETNs trade without the right to receive such Coupon Amount (under current NYSE Arca practice, the Coupon Ex-Date will generally be the second Trading Day prior to the applicable Coupon Record Date).

The “Coupon Valuation Date” means the last scheduled Trading Day of each calendar month during the term of the ETNs, (or if any such day is not a Trading Day, the next following Trading Day). The initial Coupon Valuation Date will be October 30, 2015.

The “Reference Distribution Amount” means (a) as of the first Coupon Valuation Date, an amount equal to the sum of the net cash dividends or distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituents held by such Reference Holder on the “record date” for those cash dividends or distributions whose “ex-dividend date” occurs during the period from and excluding September 29, 2015 to and including the first Coupon Valuation Date; and (b) as of any other Coupon Valuation Date, an amount equal to the sum of the net cash dividends or distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituents held by such Reference Holder on the “record date” for those cash dividends or distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, provided that for the purpose of calculating the Reference Distribution Amount during the Final Valuation Period or Call Valuation Period, as applicable, the Reference Holder will be deemed to hold 4/5ths, 3/5ths, 2/5ths and 1/5th of the shares of each Index Constituent it would otherwise hold on the second, third, fourth and fifth Trading Day, respectively, in such Final Valuation Period or Call Valuation Period. Notwithstanding the foregoing, with respect to a net cash dividend or distribution for an Index Constituent which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Constituent fails to pay the dividend or distribution to holders of such Index Constituent by the scheduled payment date for such dividend or distribution, such dividend or distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

The “Stub Reference Distribution Amount” means (a) as of any Coupon Valuation Date, an amount equal to zero; and (b) as of any other date of determination, an amount equal to the sum of the net cash dividends or distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituents held by such Reference Holder on the “record date” for those cash dividends or distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Settlement Date) to and including such date, provided that for the purpose of calculating the Stub Reference Distribution Amount during the Final Valuation Period or Call Valuation Period, as applicable, the Reference Holder will be deemed to hold 4/5ths, 3/5ths, 2/5ths and 1/5th of the shares of each Index Constituent it would otherwise hold on the second, third, fourth and fifth Trading Day, respectively, in such Final Valuation Period or Call Valuation Period.

Notwithstanding the foregoing, with respect to a net cash dividend or distribution for an Index Constituent which is scheduled to be paid prior to the applicable determination date, if, and only if, the issuer of such Index Constituent fails to pay the dividend or distribution to holders of such Index Constituent by the scheduled payment date for such dividend or distribution, such dividend or distribution will be assumed to be zero for the purposes of calculating the Reference Distribution Amount or the Stub Reference Distribution Amount, as applicable.

The “Reference Holder” is, as of any date of determination, a hypothetical holder of a number of units of each Index Constituent equal to (a) the published unit weighting of that Index Constituent as of that date, divided by (b) the product of (1) the Index Divisor as of that date multiplied by (2) the Initial Index Level divided by 25. Such number of units is intended to reflect the hypothetical exposure the holder of a single ETN would have to each Index Constituent at any given time.

“record date” means, with respect to a dividend or distribution for an Index Constituent, the date on which a holder of such Index Constituent must be registered as a unitholder of such Index Constituent in order to be entitled to receive such dividend or distribution.

“ex-dividend date” means, with respect to a dividend or distribution for an Index Constituent, the first Trading Day on which transactions in such Index Constituent trade on its Primary Exchange without the right to receive such distribution.

The “Monthly Tracking Fee” means, as of any date of determination, an amount per ETN equal to the product of (i) 0.07% (equivalent to 0.84% per annum) and (ii) the ETN Performance Factor as of the immediately preceding Trading Day.

The “Accrued Tracking Fee” means (1) with respect to the first Coupon Valuation Date, an amount equal to the product of (a) the Monthly Tracking Fee as of the first Coupon Valuation Date multiplied by (b) a fraction, the numerator of which is the total number of calendar days from and excluding the Initial Settlement Date to and including the first Coupon Valuation Date, and the denominator of which is 30; and (2) with respect to any Coupon Valuation Date other than the first Coupon Valuation Date, an amount equal to the sum of (a) the Monthly Tracking Fee as of such Coupon Valuation Date plus (b) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any.

The “ETN Performance Factor,” as determined by the Calculation Agent, means, as of any date of determination, an amount per ETN equal to the product of (i) the Stated Principal Amount multiplied by (ii) a fraction, the numerator of which is equal to the Index Level as of such date and the denominator of which is equal to the Initial Index Level.

The “Index” means the price return version of the NYSE Multi-Asset High Income Index (Bloomberg ticker symbol: “NYMLTI <Index>”). The Index measures the performance of a diversified basket of up to 120 publicly-traded securities (the “Index Constituents”).

Maturity

The “Maturity Date” is September 28, 2035, which will be the third Business Day following the Final Valuation Date, subject to adjustment as described below under “— Market Disruption Event.”

Cash Settlement Amount at Maturity

The Holder of this Note may receive a cash payment on the Maturity Date for each ETN not earlier called or redeemed equal to the Cash Settlement Amount.

The “Cash Settlement Amount” per ETN will be equal to (a) the product of (i) the Stated Principal Amount multiplied by (ii) the Index Performance Ratio as of the Final Valuation Date plus (b) the Coupon Amount, if any, with respect to the most recent Coupon Valuation Date on or before the Final Valuation Date if on the Final Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Stub Reference Distribution Amount, if any, as of Final Valuation Date, minus (d) the Accrued Tracking Fee as of the Final Valuation Date. If the amount so calculated is less than zero, the Cash Settlement Amount will be zero.

The “Stated Principal Amount” of each ETN is $25.00.

The Accrued Tracking Fee as of the Final Valuation Date is an amount equal to (a) the product of (i) the Monthly Tracking Fee calculated as of such date multiplied by (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such date, and the denominator of which is 30, plus (b) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any.

The “Index Performance Ratio” on any Trading Day is calculated as follows: Final Index Level divided by Initial Index Level.

The “Initial Index Level” is [•].

The “Final Index Level,” as determined by the Calculation Agent, will be (a) on the Final Valuation Date or the Call Valuation Date, as applicable, the arithmetic mean of the Index Levels measured on each Trading Day during the Final Valuation Period or the Call Valuation Period, as applicable, or (b) on any other date of determination, including any Redemption Valuation Date, the Index Level on such date.

The “Index Level” is the closing level of the Index as reported on the New York Stock Exchange (“NYSE”) Global Index Feed or Bloomberg L.P. (“Bloomberg”). If the closing level of the Index as reported on the NYSE (or any successor) differs from the closing level of the Index as reported on Bloomberg (or any successor), then the Index Level will be the closing level of the Index as calculated by the IV Calculation Agent.

The “Final Valuation Period” means the five Trading Days ending on and including the Final Valuation Date, subject to adjustment as described below under “— Market Disruption Event.”

The “Final Valuation Date” means September 25, 2035, unless such day is not a Trading Day, in which case the Final Valuation Date will be the next Trading Day, subject to adjustment as described below under “— Market Disruption Event.”

The “Index Divisor,” as of any date of determination, is the divisor used by the IV Calculation Agent to calculate the level of the Index.

The “IV Calculation Agent” means the entity that calculates and publishes the level of the Index. The IV Calculation Agent is currently NYSE Arca.

The “Initial Trade Date” means September 29, 2015.

“Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York.

“Trading Day” means any day on which trading is generally conducted on the New York Stock Exchange, NYSE Arca, NASDAQ and any other exchange on which the Index Constituents are traded and published.

“Primary Exchange” means, with respect to each Index Constituent or each constituent underlying a Successor Index, the primary exchange or market of trading for such Index Constituent or for such constituent underlying a Successor Index.

Redemption at the Option of the Holder

A Holder of an interest in this Note may elect to offer all or a portion of this Note for redemption by the Company on any Business Day during the term of the ETNs, in whole or in part, on any Trading Day commencing on September 30, 2015 through and including the Final Redemption Notice Date, which will be September 18, 2035, of at least 50,000 ETNs (the “Minimum Redemption Amount”) by following the procedures set forth below:

•                                        Cause its broker or other person with whom the Holder holds this Note to deliver a notice of early redemption, in substantially the form of Annex A (the “Redemption Notice”), to the Company via email or other electronic delivery as requested by the Company. If the Redemption Notice is delivered prior to 4:00 p.m. (New York City time) on any Trading Day, the immediately following Trading Day will be the applicable “Redemption Valuation Date.”

If the Redemption Notice is delivered at or after 4:00 p.m. (New York City time), the applicable Redemption Valuation Date will be the second following Trading Day. If the Company receives the Redemption Notice prior to 4:00 p.m., New York City time, on any Trading Day, the Company will respond by sending the Holder’s broker an acknowledgment of the Redemption Notice accepting the Holder’s early redemption request by 7:30 p.m., New York City time, on the Trading Day prior to the applicable Redemption Valuation Date. The Company or one of its affiliates must acknowledge to the broker or other person with whom the Holder holds this Note acceptance of the Redemption Notice in order for an early redemption request to be effective;

•                                        Notwithstanding the foregoing, the Company may, at its option, waive the requirement that the Redemption Notice be delivered as set forth above, if confirmed by the Company that a written indication of an offer for early redemption has otherwise been accepted by the Company. Any such written indication that is delivered at or after 4:00 p.m. (New York City time), on any Trading Day, will be deemed to have been made on the following Trading Day. For the avoidance of doubt, a Holder of an interest in this Note may choose to comply with the procedures set forth above in lieu of the procedures in this clause, irrespective of any waiver by the Company;

•                                        Cause its broker or other person with whom the Holder holds this Note to instruct its DTC custodian to book a delivery versus payment trade with respect to the principal amount of this Note requested to be redeemed on the applicable Redemption Valuation Date at a price equal to the applicable Redemption Settlement Amount, facing the Company; and

•                                        Cause its broker or other person with whom the Holder holds this Note to cause its DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time), on the applicable Redemption Settlement Date (the third Business Day following the Redemption Valuation Date).

Upon compliance with the foregoing procedures, the Company will be obliged to redeem the portion this Note so requested to be redeemed as set forth under “Payment Upon Early Redemption” below.

The Company will act as paying agent in connection with redemptions at the election of the Holder of this Note and upon such redemption the Company shall so advise the Trustee and deliver the principal amount of this Note that is so redeemed to the Trustee for cancellation.

The Company or its affiliates shall have the right to reduce, in part or in whole, the Minimum Redemption Amount, and upon such reduction, notice thereof shall be given to the Trustee.

Any ETNs previously redeemed by the Company at the Holder’s option will be cancelled on the Redemption Settlement Date.  The redeemed ETNs will no longer be outstanding.

Payment Upon Early Redemption

If this Note is redeemed, on the applicable Redemption Settlement Date, the Holder will receive a cash payment in an amount equal to (a) the product of (i) the Stated Principal Amount multiplied by (ii) the Index Performance Ratio as of the Redemption Valuation Date plus (b) the Coupon Amount, if any, with respect to the most recent Coupon Valuation Date on or before the Redemption Valuation Date if on the Redemption Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Stub Reference Distribution Amount, if any, as of the Redemption Valuation Date minus (d) the Accrued Tracking Fee as of the Redemption Valuation Date, minus (e) the Redemption Fee (the “Redemption Settlement Amount”). If the amount calculated above is less than zero, the Redemption Settlement Amount will be zero.

The Accrued Tracking Fee as of any Redemption Valuation Date is an amount equal to (a) the product of (i) the Monthly Tracking Fee calculated as of such date multiplied by (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such date, and the denominator of which is 30, plus (b) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any.

The “Redemption Settlement Date” will be the third Business Day following a Redemption Valuation Date. The first possible Redemption Settlement Date will be October 6, 2015. The final possible Redemption Settlement Date will be September 24, 2035 (the “Final Redemption Settlement Date”).

The “Redemption Fee” will be equal to the product of 0.125% multiplied by the ETN Performance Factor on the applicable Redemption Valuation Date.

The “Redemption Valuation Date” means the Trading Day following the applicable Redemption Notice Date.

Company’s Call Right

The Company shall have the right to redeem all, but not less than all, of the issued and outstanding ETNs upon not less than sixteen (16) calendar days’ prior notice (the “Call Notice”) to the holders of the ETNs, such early redemption to occur on any Business Day that the Company may specify on or after October 15, 2015 through and including the Maturity Date (the “Call Settlement Date”).

Upon exercise of the call right, the “Call Settlement Amount” will be equal to (a) the product of (i) the Stated Principal Amount multiplied by (ii) the Index Performance Ratio as of the Call Valuation Date plus (b) the Coupon Amount, if any, with respect to the most recent Coupon Valuation Date on or before the Call Valuation Date if on the Call Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Stub Reference Distribution Amount, if any, as of the Call Valuation Date, minus (d) the Accrued Tracking Fee as of the Call Valuation Date. The Call Settlement Amount will be paid on the third Business Day following the Call Valuation Date specified in the Call Notice (the “Call Settlement Date”).  If the amount so calculated is less than zero, the payment upon exercise of the call right will be zero.

The “Call Valuation Date” means a date specified in the Call Notice, unless such day is not a Trading Day, in which case the Call Valuation Date will be the next Trading Day, subject to adjustments.

The “Call Valuation Period” means the five Trading Days ending on and including the Call Valuation Date, subject to adjustments.

The Accrued Tracking Fee as of the Call Valuation Date is an amount equal to (a) the product of (i) the Monthly Tracking Fee calculated as of such date multiplied by (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such date, and the denominator of which is 30, plus (b) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any.

Unless the scheduled Call Settlement Date is postponed because it is not a Business Day or because there is a Market Disruption Event on the scheduled Call Valuation Date, the final day on which the Company can issue a Call Notice will be September 12, 2035.

The Company will give the Trustee a copy of the irrevocable Call Notice at the same time that it delivers such notice to the Holder of this Note.

Market Disruption Events

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Index and of any related determinations and calculations with respect to any event described below and its determinations and calculations will be conclusive absent manifest error.

Any of the following will be a “Market Disruption Event” with respect to the Index, in each case as determined by the Calculation Agent in its sole discretion:

(a)                                 suspension, absence or material limitation of trading in a material number of Index Constituents for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;

(b)                                 suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent equity interests in the primary market or markets for those contracts for more than two (2) hours of trading or during the one-half (1/2) hour before the close of trading in that market;

(c)                                  the Index is not published; or

(d)                                 in any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with the ability of the Company or any of its affiliates to unwind all or a material portion of a hedge with respect to the ETNs that the Company or its affiliates have effected or may effect.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on an Averaging Date (as defined below) or on a Redemption Valuation Date, the Index Level for such Averaging Date or Redemption Valuation Date will be determined by the Calculation Agent or one of its affiliates on the next immediately following Trading Day on which a Market Disruption Event does not occur or is not continuing (the “Deferred Averaging Date”) with respect to the Index irrespective of whether pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the Index Level being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the Index Level on the Trading Days during the Final Valuation Period or Call Valuation Period, or on the Redemption Valuation Date, as applicable, the Calculation Agent or one of its affiliates, as the case may be, will apply the Index Level for such Deferred Averaging Date (i) on the date(s) of the original Market Disruption Event and (ii) such Averaging Date. In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date or the Redemption Valuation Date, as applicable, occurring more than three Trading Days following the day originally scheduled to be such final Averaging Date or Redemption Valuation Date. If the third Trading Day following the date originally scheduled to be the final Averaging Date, or the Redemption Valuation Date, as applicable, is not a Trading Day or a Market Disruption Event has occurred or is continuing with respect to the Index on such third Trading Day, the Calculation Agent or one of its affiliates will determine the Index Level based on its good faith estimate of the Index Level that would have prevailed on such third Trading Day but for such Market Disruption Event.

An “Averaging Date” means each of the Trading Days during the Final Valuation Period or Call Valuation Period, as applicable, subject to adjustments.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If NYSE Arca discontinues publication of or otherwise fails to publish the Index, and NYSE Arca or another entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Index Level for such Successor Index will be determined by the Calculation Agent by reference to the Successor Index on the dates and at the times as of which the Index Levels for such Successor Index are to be determined. Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to the Company and to the Holder of this Note.

If NYSE Arca discontinues publication of the Index prior to, and such discontinuation or unavailability is continuing on, the Final Valuation Date, the Call Valuation Date or any Trading Day during the Final Valuation Period or Call Valuation Period, or on the Redemption Valuation Date, as applicable, and the Calculation Agent determines that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to, and such discontinuation is continuing on, the Final Valuation Date, the Call Valuation Date or any Trading Day during the Final Valuation Period or Call Valuation Period, or on the Redemption Valuation Date, as applicable, then the Calculation Agent will determine the relevant Index Levels using the closing level and published share weighting of each Index Constituent included in the Index or Successor Index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions.  In such event, the Calculation Agent will cause notice thereof to be furnished to the Trustee, to the Company and to the Holder of this Note.

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that the level of the Index or such Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then the Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of the Index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the levels for the Index or such Successor Index with reference to the Index or such Successor Index, as adjusted.

Calculation Agent

The Company’s affiliate Credit Suisse International (“CSi”) will act as the “Calculation Agent.” The Calculation Agent will determine, among other things, the Index Performance Ratio, the Final Index Level, the Coupon Amount, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Accrued Tracking Fee (including any Tracking Fee Shortfall), the Redemption Fee, the Cash Settlement Amount, if any, that the Company will pay to the Holder of this Note at maturity, the Coupon Ex-Dates, the Coupon Record Dates, the Coupon Payment Dates, the Redemption Settlement Amount, if any, that the Company will pay to the Holder of this Note upon early redemption, if applicable, and the Call Settlement Amount, if any, that the Company will pay to the Holder of this Note in the event that the Company calls the ETNs. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on the Holder of this Note and on the Company. The Holder of this Note will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Calculation Agent.

The Company may appoint a different Calculation Agent from time to time without the consent of the Holder of this Note and without notifying the Holder of this Note.

Default Amount on Acceleration

In case an Event of Default with respect to this Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of this Note will be determined by the Calculation Agent and will equal the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of the Company’s payment and other obligations with respect to this Note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to the Holder of this Note with respect to this Note. That cost will equal the sum of (a) the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus (b) the reasonable expenses, including reasonable attorneys’ fees, incurred by the Holder of this Note in preparing any documentation necessary for this assumption or undertaking.

Manner of Payment

This Note is payable in the manner, with the effect and subject to the conditions provided in the Indenture.

If a payment date is not a Business Day as defined in the Indenture at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

Amendments

The Indenture contains provisions which provide that the Company and the Trustee may amend or supplement the Indenture or the Securities without notice to or the consent of any Holder in order to (i) cure any ambiguity, defect or inconsistency in the Indenture, provided that such amendments or supplements shall not materially and adversely affect the interests of the Holders; (ii) comply with the requirements of the Indenture if the Company consolidates with, merges with or into, or sells, conveys, transfers, leases or otherwise disposes of all or substantially all of its property and assets, to any person; (iii) comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; (iv) evidence and provide for the acceptance of appointment hereunder with respect to the Securities by a successor trustee; (v) establish the form or forms or terms of Securities of any series or of the coupons appertaining to such Securities as permitted by the Indenture; (vi) provide for uncertificated or unregistered Securities and to make all appropriate changes for such purpose; (vii) provide for a guarantee from a third party on outstanding Securities that are issued under the Indenture; or (viii) make any change that does not materially and adversely affect the rights of any Holder.

The Indenture provides that, without prior notice to any Holders, the Company and the Trustee may amend the Indenture and the Securities of any series with the written consent of the Holders of a majority in principal amount of the outstanding Securities of all series affected by such amendment (all such series voting as one class), and the Holders of a majority in principal amount of the outstanding Securities of all series affected thereby (all such series voting as one class) by written notice to the Trustee may waive future compliance by the Company with any provision of the Indenture or the Securities of such series; provided that, without the consent of each Holder of the Securities affected thereby, an amendment or waiver, including a waiver of past defaults, may not: (i) extend the stated maturity of the Principal of, or any sinking fund obligation or any installment of interest on, such Holder’s Security, or reduce the principal amount thereof or the rate of interest thereon (including any amount in respect of original issue discount), or adversely affect the rights of such Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such Holder, or reduce the amount of the Principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, insolvency or similar proceeding, or change any place of payment where, or the currency in which, the principal amount or the interest thereon is payable, modify any right to convert or exchange such Holder’s Security for another security to the detriment of the Holder or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor; (ii) reduce the percentage in principal amount of outstanding Securities the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain Defaults and their consequences provided for in the Indenture; (iii) waive a Default in the payment of the principal amount of or interest on any Security of such Holder; or (iv) modify any of the provisions of the Indenture governing supplemental indentures except to increase the required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Security affected thereby.

In addition, this Note may be amended, without the consent of any Holder, to conform the terms of this Note to the terms as set forth in Pricing Supplement No. ETN-16 dated September 29, 2015, and the prospectus supplement and prospectus referred to therein, each related to this Note and filed with the Securities and Exchange Commission, and the Trustee is hereby authorized to enter into any such amendment to this Note without the consent thereto of any such Holder.

General

The Company, acting through the Branch, the Trustee and any agent of the Company or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of, or on account of, any amount payable at maturity or upon repurchase, and, subject to the provisions hereof, for all other purposes, and neither the Company, acting through the Branch, nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or any indenture supplemental thereto or in this Note, or because of any indebtedness evidenced thereby or hereby, shall be had against any incorporator as such, or against any past, present or future stockholder, officer, director or employee, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

The Indenture provides that, subject to certain conditions, the Holders of at least a majority in principal amount (or, if any Securities are Original Issue Discount Securities, such portion of the principal amount as is then accelerable) of the outstanding Securities of all series affected (voting as a single class), by notice to the Trustee, may waive an existing Default or Event of Default with respect to the Securities of such series and its consequences, except a Default in the payment of Principal of or interest on any Security or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Security affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default with respect to the Securities of such series arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

The Indenture provides that a series of Securities may include one or more tranches (each a “tranche”) of Securities, including Securities issued in a Periodic Offering. The Securities of different tranches may have one or more different terms but all the Securities within each such tranche shall have identical terms provided that Securities within a tranche may have different authentication dates, public offering prices, initial interest accrual dates, and initial interest payment dates, if applicable. Notwithstanding any other provision of the Indenture, subject to certain exceptions, with respect to sections of the Indenture concerning the execution, authentication and terms of the Securities, redemption of the Securities, Events of Default of the Securities, defeasance of the Securities and amendment of the Indenture, if any series of Securities includes more than one tranche, all provisions of such sections applicable to any series of Securities shall be deemed equally applicable to each tranche of any series of Securities in the same manner as though originally designated a series unless otherwise provided with respect to such series or tranche pursuant to a board resolution or a supplemental indenture establishing such series or tranche.

This Note is unsecured and ranks pari passu with all other unsecured and unsubordinated indebtedness of the Company.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, acting through the Branch, which is absolute and unconditional, to pay any amount payable at maturity or upon repurchase on this Note in the manner, at the place, at the time and in the coin or currency herein prescribed.

The laws of the State of New York (without regard to conflicts of laws principles thereof) shall govern this Note.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing

__________________________________________________________ Attorney to transfer such Note on the books of the Company, with full power of substitution in the premises.
Signature:

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

ANNEX A

FORM OF OFFER FOR EARLY REDEMPTION

PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER

Dated:
[insert date]

Credit Suisse AG (“Credit Suisse”)
E-mail: list.etndesk@credit-suisse.com

Re:                      Credit Suisse X-Links Multi-Asset High Income Exchange Traded Notes due September 28, 2035 (the “ETNs”)

Ladies and Gentlemen:

The undersigned beneficial owner hereby irrevocably offers to Credit Suisse the right to redeem the ETNs, as described in the pricing supplement dated September 29, 2015, in the amounts and on the date set forth below. Terms not defined herein have the meanings given to such terms in the pricing supplement.

Name of beneficial holder:
[insert name of beneficial owner]

You must offer at least the applicable minimum redemption amount for early redemption at one time for your offer to be valid. The minimum redemption amount will be equal to 50,000 ETNs.

Number of ETNs offered for early redemption:

[insert number of ETNs offered to Credit Suisse for early redemption]

Where the Redemption Notice is delivered prior to 4:00 p.m. New York City time on any Trading Day, the immediately following Trading Day will be Redemption Valuation Date. If the Redemption Notice is delivered at or after 4:00 p.m. New York City time, the Redemption Valuation Date will be the second following Trading Day.

Applicable Valuation Date:	,	20

Applicable Redemption Settlement Date:	,	20
	[insert a date that is three business days following the applicable Redemption Valuation Date]

Contact Name:
[insert the name of a person or entity to be contacted with respect to this Offer for Early Redemption]

Telephone #:
[insert the telephone number at which the contact person or entity can be reached]

My ETNs are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your ETNs):

Name:

DTC Account Number (and any relevant sub-account):

Contact Name:

Telephone Number:

Acknowledgement: In addition to any other requirements specified in the pricing supplement being satisfied, I acknowledge that the ETNs specified above will not be redeemed unless (i) this Offer for Early Redemption, as completed and signed by the DTC Participant through which my ETNs are held (the “DTC Participant”), is delivered to Credit Suisse, (ii) the DTC Participant has booked a “delivery versus payment” (“DVP”) trade on the applicable Redemption Valuation Date facing Credit Suisse, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to Credit Suisse as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Redemption Settlement Date. I also acknowledge that if this Offer for Early Redemption is received at or after 4:00 p.m., New York City time, on a Trading Day, I will be deemed to have made this Offer for Early Redemption on the following Trading Day.

The undersigned acknowledges that Credit Suisse will not be responsible for any failure by the DTC Participant through which such undersigned’s ETNs are held to fulfill the requirements for early redemption set forth above.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ETNs ARE HELD AND DELIVERED TO CREDIT SUISSE PRIOR TO 4:00 P.M., NEW YORK CITY TIME, ON THE TRADING DAY IMMEDIATELY PRECEDING THE APPLICABLE REDEMPTION VALUATION DATE

BROKER’S CONFIRMATION OF EARLY REDEMPTION

[PART B: TO BE COMPLETED BY BROKER]

Dated:
[insert date]

Credit Suisse AG (“Credit Suisse”)

  Re:         Credit Suisse X-Links Multi-Asset High Income Exchange Traded Notes due September 28, 2035 (the “ETNs”)

Ladies and Gentlemen:

The undersigned holder of Credit Suisse X-Links Multi-Asset High Income Exchange Traded Notes due September 28, 2035, issued by Credit Suisse, acting through its Nassau Branch, CUSIP No. 22539T 399 (the “ETNs”) hereby irrevocably offers to Credit Suisse the right to redeem, on the Redemption Settlement Date of                                      , with respect to the number of the ETNs indicated below as described in the pricing supplement dated September 29, 2015 relating to the ETNs (the “pricing supplement”). Terms not defined herein have the meanings given to such terms in the pricing supplement.

The undersigned certifies to you that it will (i) book a delivery versus payment trade on the Redemption Valuation Date, as the case may be, with respect to the number of ETNs specified below at a price per ETN equal to the redemption value, facing Credit Suisse, DTC #355 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Redemption Settlement Date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:

You must offer at least the applicable minimum redemption amount for early redemption at one time for your offer to be valid. The minimum redemption amount will be equal to 50,000 ETNs. Number of ETNs offered for early redemption:

DTC # (and any relevant sub-account):